Exhibit 3.4(a)
Certified Copy
CORPORATE ACCESS NUMBER: 2011005911
BUSINESS CORPORATIONS ACT
CERTIFICATE
OF
INCORPORATION
1100591 ALBERTA LTD.
WAS INCORPORATED IN ALBERTA ON 2004/04/02.

Certified Copy
Articles of Incorporation
For
1100591 ALBERTA LTD.

Share Structure:	AS PER ATTACHED SCHEDULE “A”
Share Transfers Restrictions:	AS PER ATTACHED SCHEDULE “B”
Number of Directors:
Min Number of Directors:	1
Max Number of Directors:	7
Business Restricted To:	NONE
Business Restricted From:	NONE
Other Provisions:	AS PER ATTACHED SCHEDULE “C”
Registration Authorized By: NORBERT P. BRODA
                                    SOLICITOR

SCHEDULE “A”
ARTICLES OF INCORPORATION
OF
                                         ALBERTA LTD.
CLASSES AND NUMBER OF SHARES AUTHORIZED
1.	The Corporation is authorized to issue:
(a) an unlimited number of Class “A” shares;
(b) an unlimited number of Class “B” shares;
(c) an unlimited number of Class “C” preferred shares.
2. There shall be attached to the authorized shares of the Corporation the following rights, privileges, restrictions and conditions:
(a) Voting
The holders of Class “A” shares shall be entitled to 1 vote for each such share held and shall be entitled to receive notice of, to attend and to vote either in person or by proxy at any meeting of the shareholders of the Corporation; the holders of Class “B” shares, and Class “C” preferred shares shall not be entitled to vote nor to receive notice of or attend any meeting of shareholders of the Corporation.
(b) Dividends
(i) The holders of Class “C” preferred shares in preference and priority to the holders of Class “A” shares and Class “B” shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board of Directors of the Corporation out of monies of the Corporation properly applicable to the payment of dividends, a non-cumulative preferential dividend at a rate per annum between 0% and 12%, to be determined by the Board of Directors of the Corporation on an annual basis, on the Redemption Amount (as hereinafter defined) of each Class “C” preferred share held. If, after the expiration of any fiscal year of the Corporation, the Board of Directors of the Corporation shall not have declared the said dividend on the Class “C” preferred shares for such fiscal year, then the rights of the holders of Class “C” preferred shares to such dividends for such year shall be forever extinguished.
(ii) The holders of Class “C” preferred shares shall not be entitled to any dividends other than or in excess of the non-cumulative preferential dividend hereinbefore provided for except as set forth in paragraph (d) (iii) hereof.
(iii) Dividends may be declared and paid or set aside for payment pursuant to the provisions of the Business

Corporations Act of Alberta, on Class “A” shares, Class “B” shares or both Class “A” shares and Class “B” shares in any fiscal year of the Corporation except if such payment or setting aside for payment would impair either:
•	the Corporation’s ability to redeem all of the then outstanding Class “C” preferred shares if the Corporation became obligated to do so, or

•	the Corporation’s ability to pay dividends on the Class “C” preferred shares in respect of the Corporation’s current fiscal year.
(c) Redemption at Option of Corporation
(i) The Corporation may by resolution of the Board of Directors and upon the giving of notice as hereinafter provided, redeem at any time the whole or from time to time any of the then outstanding Class “C” preferred shares upon payment for each such Class “C” preferred share redeemed of a sum to be determined by the Board of Directors prior to the issuance of the Class “C” preferred shares (“Redemption Amount”), together with any non-cumulative preferential dividend declared thereon but unpaid.
(ii) Not less than 10 days’ notice in writing of the redemption shall be given by mailing to each registered holder of the Class “C” preferred shares to be redeemed a notice specifying the place of redemption which may be a Chartered Bank.
(iii) Any such redemption of less than all of the then outstanding Class “C” preferred shares shall be made pro rata from the aggregate number of shares held by each such shareholder, unless otherwise approved by the holders of the outstanding Class “C” preferred shares.
(iv) If notice of any such redemption is given by the Corporation as aforesaid and an amount sufficient to redeem the Class “C” preferred shares which are to be redeemed is deposited to a special account at any Chartered Bank specified in such notice, the Class “C” preferred shares in respect whereof such deposit is made, shall be redeemed and the holders of such Class “C” preferred shares shall thereafter have no rights against the Corporation in respect thereof except upon surrender of the certificates for such Class “C” preferred shares to receive payment therefor, without interest, out of the monies so deposited.
(d) Redemption at Option of the Holder
(i) Any holder of the Class “C” preferred shares shall be entitled to require the Corporation to redeem at any time or times all or any part of the Class “C” preferred shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its head office, the share certificate or certificates representing the Class “C” preferred shares which the registered holder desires to have the Corporation redeem properly endorsed in blank for transfer or accompanied by an appropriate form of transfer properly executed in blank, and in either case, together with a request in writing (a “Redemption Request”) specifying:
•	that the registered holder desires to have all or a specified number of the Class “C” preferred shares represented by such certificate or certificates redeemed by the Corporation;

•	the business day (the “Redemption Date”) on which the holder desires to have the Corporation redeem such Class “C” preferred shares, which Redemption Date shall be not less than 30 days after the day on which the Redemption Request is given to the Corporation.
(ii) Upon receipt of the share certificate or certificates representing the Class “C” preferred shares which the registered holder desires to have the Corporation redeem, together with the Redemption Request, the Corporation shall on the Redemption Data redeem such Class “C” preferred shares by paying to such registered holder the Redemption Amount of each such share together with any non-cumulative preferential dividend declare thereon but unpaid. Such payment shall constitute redemption.
(iii) If such payment is not made on the Redemption Date the rights of the holder of the Class “C” preferred shares shall remain unaffected and additionally, the holder shall be entitled to receive a cumulative preferential dividend on the Class “C” preferred shares which should have been redeemed on the Redemption Date in an amount equal to 1% per month on the Redemption Amount, such dividend to be paid on a monthly basis on the last day of each month from the Redemption Date to the date of actual redemption.
(iv) If the redemption of all Class “C” preferred shares of which the Corporation has received Redemption Requests would cause the Corporation to be in contravention of the provisions of the Business Corporations Act, the Corporation shall at that time redeem on a pro rata basis only such number of Class “C” preferred shares as can be redeemed without causing such contravention, and the Corporation shall redeem the balance of such Class “C” preferred shares at the earliest such time or times (on a pro rata basis) as redemption can be made in reasonable amounts without causing such contravention.
(e) Rights on Dissolution

In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of property or assets of the Corporation among shareholders for the purpose of winding up its affairs:
(i) The holders of Class “C” preferred shares shall be entitled equally and ratably to receive, before any distribution of any part of the assets of the Corporation among the holders of Class “A” shares and Class “B” shares a sum equal to the Redemption Amount of each Class “C” preferred share held by them respectively together with an amount equivalent to any cumulative and non-cumulative preferential dividend declared thereon but unpaid; but except as aforesaid, the holders of Class “C” preferred shares shall not be entitled to share in any further distribution of the property or assets of the Corporation;
(ii) Upon payment to the holders of Class “C” preferred shares of the amount required to be paid as aforesaid, Class “A” shares and Class “B” shares shall have identical rights, and each such shareholder shall share in the remaining property of the Corporation in proportion to the number of shares he holds.
(f) Restriction on Issuance of Class “C” preferred shares Class “C” preferred shares shall not be issued unless issued:
•	in exchange for property, other than a promissory note or promise to pay, or

•	in exchange for issued shares of the Corporation of a different class.
(g) Restriction on Repurchase of Class “A” Shares and Class “B” Shares
So long as any Class “C” preferred shares remain outstanding the Corporation shall not purchase for cancellation or otherwise pay off or purchase any Class “A” shares or Class “B” shares except:
•	if such repurchase would not impair the Corporation’s ability to redeem all of the then outstanding Class “C” preferred shares if the Corporation became obligated to do so, and

•	with the approval of the holders of the issued and outstanding Class “C” preferred shares.
(h) Restriction on Creation of Additional Shares
Except with the approval of the holders of all Class “C” Preferred shares then outstanding, no new class of shares ranking prior to or on a parity with the Class “C” preferred shares shall be created.
3. The rights, privileges, restrictions and conditions attaching to any class of shares of the Corporation may be deleted, varied, modified, amended or amplified only with the approval of the holders of that class given as hereinafter specified, and the approval of a Special Resolution of the shareholders of the Corporation.
4. Approval of the holders of any class of shares of the Corporation may be given by an instrument or instruments in writing duly signed by the holders of not less than 2/3 of the issued and outstanding shares of that class.

SCHEDULE “B”
ARTICLES OF INCORPORATION
OF
                                         ALBERTA LTD.
RESTRICTIONS ON SHARE TRANSFERS
1. Subject to the provisions of the Business Corporations Act, Statutes of Alberta, 2000, Chapter B-9, as amended from time to time, (the “Act”) no share of the Corporation shall be transferred by any shareholder (which, for the purposes of this Schedule, includes any executor or administrator of a deceased shareholder or the liquidator of a shareholder which is a corporation) except as provided in this Schedule.
2. Except as provided in Sections 3 and 4 of this Schedule no share of the Corporation shall be transferred by a shareholder except under and subject to the following conditions:
(a) A shareholder (herein called the “Proposing Transferor”) proposing to transfer any share or shares in the corporation shall give notice in writing (herein called the “Transfer Notice”) to the Corporation of his intention to transfer the said shares.
(b) The Transfer Notice shall be signed by the Proposing Transferor and shall specify:
(i) the number and classes of shares the Proposing Transferor proposes to transfer,
(ii) any conditions subject to which the offer is made,
(iii) the consideration per share which shall be expressed in lawful money of Canada, if the consideration is money,
(iv) the cash equivalent consideration per share expressed in Canadian dollars if the consideration is other than Canadian dollars (the “Cash Equivalent Sum”),
(v) the terms of payment of the purchase consideration,
(vi) that the Proposing Transferor has received a bona fide offer to purchase the shares for the consideration and upon the terms and subject to the conditions set out in the Transfer Notice,
(vii) the names and addresses of the person or persons from whom the bona fide offer has been received by the Proposing Transferor,
(viii) whether or not the Proposing Transferor is willing to sell less than the total number of shares specified in the Transfer Notice. If the Transfer Notice pertains to shares of more than 1 class then the consideration, terms and conditions pertaining to each class shall be stated separately in the Transfer Notice.
(c) No Transfer Notice shall be given to the Corporation unless the Proposing Transferor has received a bona fide offer to purchase the shares for lawful money of Canada or for other consideration, and the Proposing Transferor intends to transfer such shares at that price or for such consideration, upon the terms and conditions and to the persons named as specified in the Transfer Notice.
(d) The Transfer Notice shall constitute an offer by the Proposing Transferor to all other shareholders of the Corporation holding voting shares of the Corporation to sell the shares specified in the Transfer Notice which offer may be accepted by such other shareholders in the manner hereinafter provided.
(e) The Secretary of the Corporation or such other officer as the Directors may designate shall forthwith upon receipt by the Corporation of the Transfer Notice forward a copy of the Transfer Notice to each holder of voting shares of the Corporation other than the Proposing Transferor.
(f) If the bona fide offer is for a consideration other than in Canadian dollars, any other shareholder may, within 7 days of receipt of the Transfer Notice serve notice (the “Disagreement Notice”) on the Proposing Transferor and the Corporation that such other shareholder disagrees with the Proposing Transferor’s stated Cash Equivalent Sum as stated in the Transfer Notice and thereupon the Directors of the Corporation shall refer the determination of the Cash Equivalent Sum to arbitration. The Proposing Transferor and the disagreeing shareholder shall each appoint 1 arbitrator and the 2 so appointed shall appoint a third. In all other respects the provisions of the Arbitration Act of Alberta shall apply.
(g) Upon receipt of a Disagreement Notice within 7 days of receipt of the Transfer Notice, the Secretary or other officer of the Corporation designated by the Directors shall notify all holders of shares of the class or classes of shares referred to in the Transfer Notice that a Disagreement Notice has been received and that the Cash Equivalent Sum will be determined by arbitration. Upon receipt by the Corporation of notice from the arbitrators stipulating their decision regarding the Cash Equivalent Sum, the Secretary or other officer designated by the Directors shall notify all holders of voting shares of the Corporation of the decision of the arbitrators.
(h) For the purposes of this Schedule the Cash Equivalent Sum, which is the lesser of that stated in the Transfer Notice or as determined by arbitration, shall be substituted for the consideration for the purchase of shares set forth in the Transfer Notice.
(i) Each holder of voting shares of the Corporation, other than the Proposing Transferor shall be entitled, up to a date (the “First Acceptance Date”) 30 days from the date of the mailing by the Corporation of the Transfer Notice, or the mailing by the Corporation of the notice stating the decision of the arbitrators regarding the Cash Equivalent Sum (if the matter is referred to arbitration), to purchase a portion of the shares specified in the Transfer Notice in the proportion in which he already holds voting shares of the Corporation at the price per share (or the Cash Equivalent Sum if the consideration is other than Canadian dollars) , upon the terms and subject to the conditions stipulated in the Transfer Notice.
(j) If, at the close of business on the First Acceptance Date, the other shareholders have not agreed to purchase all the shares being offered to which they are entitled, the Board of Directors may by resolution designate a nominee to purchase the remainder of the shares being offered.
(k) If, upon the expiration of 10 days from the First Acceptance Date, the other shareholders or a nominee of the Board of Directors have not agreed to purchase any of the shares being offered for sale on the terms and conditions stipulated in the Transfer Notice, then:
(i) if the Proposing Transferor specified in the Transfer Notice that he was not willing to sell less than the total number of shares being offered he may for a period of 90 days after the expiration of the said 10 days sell not less than the total number of shares which have been offered to the person to persons named in the Transfer Notice but not at a lower price nor upon more favourable terms or conditions than those stated in the Transfer Notice and the Proposing Transferor shall give written notice to the Corporation within the said 90-day period that a sale has been completed, and such notice shall include all terms of the sale, or
(ii) if the Proposing Transferor specified in the Transfer Notice that he was willing to sell less than the total number of shares being offered, such shares as were agreed to be taken by the other shareholders or by the nominee of the Board of Directors shall be sold to them on the terms and conditions set forth in the Transfer Notice and the Proposing Transferor may for a period of 90 days after the expiration of the said 10 days sell no less than such number of shares as were offered but were not taken up by the other shareholders or the nominee of the Board of Directors to the person or persons named in the Transfer Notice but not at a lower price nor upon more favourable terms or conditions than those stated in the Transfer Notice and the Proposing Transferor shall give written notice to the Corporation within the said 90-day period that sales have been completed and such notice shall include all terms of such sales.
(1) A Proposing Transferor may, at his option, serve the Transfer Notice directly on all the holders of the voting shares of the Corporation rather than upon the Corporation and,

in such case, the First Acceptance Date shall be 30 days after the date of such mailing of the Transfer Notice or 30 days after the date of receipt from the Corporation of the notice stating the amount of the Cash Equivalent Sum, whichever is the later date, and all the remaining provisions of this Schedule shall apply mutatis mutandis.
(m) Any transfer of shares made pursuant to the provisions of this Schedule shall be recorded on the books of the Corporation upon surrender of the certificates representing the shares being transferred and new certificates shall be issued to the transferees and no resolution or consent of Directors shall be required in connection therewith.
(n) If the Proposing Transferor receives another or further bona fide offer or offers to purchase he may serve a new Transfer Notice upon the Corporation or upon each of the holders of voting shares of the Corporation as aforesaid, but no new Transfer Notice shall supercede or cancel a previous Transfer Notice or any agreement to purchase arising under a previous Transfer Notice pursuant to the provisions of this Section.
3. The provisions as to transfer of shares contained in Section 2 of this Schedule shall not apply if:
(a) The Proposing Transferor shall obtain written consents to a proposed transfer from all holders of voting shares of the Corporation; and
(b) Such transfer is completed prior to the expiration of 90 days following the date on which the first such written, consent is obtained; and in such case the transfer of shares shall be recorded on the books of the Corporation upon surrender to the Corporation of the certificates representing the shares being transferred together with all such consents as aforesaid and new certificates shall be issued to the transferees, and no resolution or consent of Directors shall be required in connection therewith.
4. Notwithstanding the provisions of Sections 2 and 3 of this Schedule, shares of the Corporation may be transferred by a Shareholder to another person who is already a shareholder if Such transfer is first consented to by all Directors of the Corporation.

SCHEDULE “C”
INCORPORATION OF
                                         ALBERTA LTD.
OTHER PROVISIONS
1. The number of shareholders for the time being of the Corporation (exclusive of persons who are in the employment of the Corporation, and persons who, having been formerly in the employment of the Corporation, were, while in such employment and have continued to be after termination of such employment, shareholders of the Corporation) shall not exceed 50, but where 2 or more persons hold 1 or more shares of the Corporation jointly, they shall, for the purpose of this Section, be treated as a single shareholder.
2. Any invitation to the public to subscribe for securities of the Corporation is prohibited.
3. The Board of Directors of the Corporation may, without authorization of the shareholders:
(a) Borrow money on the credit of the Corporation,
(b) Issue, re-issue, sell or pledge debt obligations of the Corporation, and
(c) Give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, and
(d) Mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.